Finisar Corporation Names Jerry Rawls Chairman

SUNNYVALE, CA -- 01/05/2006 -- Finisar Corporation (NASDAQ: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that Jerry Rawls, Finisar's President and CEO, has been elected Chairman of the Board. The Company had previously announced that Dr. Frank Levinson, a founder of the Company, had resigned as the Company's Chief Technical Officer and relinquished his title of Chairman of the Board but would stay on as a member of Finisar's Board of Directors and continue to provide services to the Company pursuant to a consulting arrangement.

"I congratulate Jerry and wish him every success in his expanded role," said Dr. Levinson. "Finisar continues to make important progress and, with the management depth and talent we have now assembled, it was clear that it was not necessary for me to be involved in the day-to-day direction of the Company's R&D efforts. As I move off to pursue philanthropic and technical projects unrelated to optical communications, I will continue to be active at Finisar as a director and technical consultant. I expect to contribute to and celebrate its ongoing success."

"On behalf of the Board, we extend our thanks to Frank for his many years of service to Finisar and wish him success in his new endeavors," said Jerry Rawls. "We believe Finisar is well-positioned to build on the momentum that we have achieved in recent years and, especially, the last several quarters. Our future looks brighter than it has in years and we look forward to continuing to work with Frank on new innovative projects that will accelerate our growth."

The Company announced that it would not immediately appoint a new Chief Technical Officer. The optics R&D effort is being led by Dr. Anders Olsson, Sr. VP of Engineering, who joined Finisar in January 2004.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACTS OF 1995

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Finisar's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to Finisar as of the date hereof, and Finisar assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Further information regarding these and other risks relating to Finisar's business is set forth in Finisar's Annual Report on Form 10-K and other interim reports as filed with the Securities and Exchange Commission.

ABOUT FINISAR

Finisar Corporation (NASDAQ: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company's headquarters is in Sunnyvale, California, USA. www.finisar.com.

Contact:
Steve Workman
VP Finance, Chief Financial Officer
408-548-1000

Investor Relations
408-542-5050
investor.relations@Finisar.com